Exhibit (H)(20)

Thompson Investment Management, Inc.

918 Deming Way

Madison, Wisconsin 53717

January 7, 2014

Thompson IM Funds, Inc.
918 Deming Way
Madison, Wisconsin 53717
Attn: Board of Directors

Re:	Expense Reimbursement and Fee Waiver Commitment

Ladies and Gentlemen:

This is to confirm the commitment of Thompson Investment Management, Inc., as investment adviser to the Thompson Bond Fund, to waive fees and/or reimburse expenses from March 31, 2014 through March 31, 2015 so that the annual operating expenses of the Bond Fund do not exceed 0.80% of average daily net assets.

Very truly yours,

Thompson Investment Management, Inc.

By:	/s/ John W. Thompson

Title:	President